Exhibit 4.4


EARLY EXERCISE STOCK PURCHASE AGREEMENT


     THIS AGREEMENT is made by and between ILLUSTRA INFORMATION
TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), and ____________________________ ("Purchaser").


     WITNESSETH:


     WHEREAS, Purchaser holds a _________ stock option to purchase shares of common stock of the Corporation which Purchaser desires to exercise; and

     WHEREAS, Purchaser wishes to take advantage of the early exercise provision of his option and therefore to enter into this Agreement;

     NOW, THEREFORE, IT IS AGREED between the parties as follows:

1. Purchaser hereby agrees to purchase from the Corporation, and the Corporation hereby agrees to sell to Purchaser, an aggregate of _______ shares of the common stock (the "Stock") of the Corporation, for an exercise price of $_______ per share (total exercise price:
______________ ($______)), payable in cash.

2.     (a)   All of the shares of the Corporation's Common Stock being
purchased by Purchaser pursuant to this Agreement (hereinafter sometimes collectively referred to as the "Stock") shall be subject to the option set forth in this paragraph 2 ("Purchase Option"). In the event Purchaser shall cease to be employed by the Corporation (including a parent or subsidiary of the Corporation) at any time prior to the fifth anniversary of ______________ (the "Commencement Date") for any reason, or no reason, with or without cause, the Corporation shall have the right, at any time within 90 days after the date Purchaser ceases to be so employed, to exercise the Purchase Option, which consists of the right to purchase from Purchaser or his personal representative, as the case may be, at the purchase price per share set forth in paragraph 1 above ("the Option Price"), up to but not exceeding the number of shares of Stock which have not vested under the provisions of subparagraph (b) below, upon the terms hereinafter set forth.

       (b) The Corporation may exercise the Purchase Option as to the maximum portion of the Stock specified in the following table:


                                               Portion of the
                                               Stock Subject to
      If Employment Terminates                 Purchase Option

      From the Commencement Date               100%
      to the last day of the 12th month
      following the Commencement Date

      First day of the 13th month              100% minus 1/60 of the
      following the Commencement Date          Stock purchased for each month
      to the last day of 60th month            employed (subject to paragraph
                                               (c) below)

      After 60 months                          None

       (c) Notwithstanding the provisions of paragraph (b), in the event that Purchaser shall cease to be employed by the Corporation for any reason (including Purchaser's death), or no reason with or without cause, the Purchase Option may be exercised.

       (d)   In addition, and without limiting the foregoing
Purchase Option, if at any time during the term of the Purchase Option, there occurs: (a) a dissolution or liquidation of the Corporation; (b) a merger or consolidation involving the Corporation in which the Corporation is not the surviving corporation; (c) a reverse merger in which the corporation is the surviving corporation but the shares of the Corporation's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of other securities, cash or otherwise; or (d) any other capital reorganization in which more than fifty percent (50%) of the shares of the Corporation entitled to vote are exchanged, then: (i) if there will be no successor to the Corporation, the Corporation shall have the right to exercise its Purchase Option as to all or any portion of the Stock then subject to the Purchase Option set forth above to the same extent as if Purchaser's employment by the Corporation had ceased on the date preceding the date of consummation of said event or transaction, or (ii) the Purchase Option may be assigned to any successor of the Corporation, and the Purchase Option shall apply if Purchaser shall cease for any reason to be an employee of such successor on the same basis as set forth above. In that case, references herein to the "Corporation" shall be deemed to refer to such successor.

       (e) Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Corporation, or a parent or subsidiary of the Corporation, to terminate Purchaser's employment, for any reason, with or without cause.

3. The Purchase Option shall be exercised by written notice signed by an officer of the Corporation and delivered or mailed as provided in paragraph 14. The Option Price shall be payable, at the option of the Corporation, in cancellation of all or a portion of any outstanding indebtedness of Purchaser to the Corporation or in cash (by check) or both.

4. The Corporation may assign its rights under paragraphs 2 and 3 hereof.

5.       If, from time to time during the term of the Purchase Option:

       (i) there is any stock dividend or liquidating dividend of cash and/or property, stock split, or other change in the character or amount of any of the outstanding securities of the Corporation; or

       (ii) there is any consolidation, merger or sale of all, or substantially all, of the assets of the Corporation;

then, in such event, any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of his ownership of the Stock shall be immediately subject to the Purchase Option and be included in the word "Stock" for all purposes of the Purchase Option with the same force and effect as the shares of Stock subject to the Purchase Option under the terms of paragraph 2. While the total Option Price shall remain the same after each such event, the Option Price per share of Stock upon exercise of the Purchase Option shall be appropriately adjusted. Upon the occurrence of any event specified in subsection (ii) above, the Purchase Option may be assigned to any successor of the Corporation, and the Purchase Option shall apply if Purchaser does not become or shall cease for any reason to be employed by such successor or its affiliates. In that case, references herein to the "Corporation" shall be deemed to refer to such successor.

6. Purchaser acknowledges that Purchaser is aware that the Stock to be issued to Purchaser by the Corporation pursuant to this Agreement has not been registered under the Act, and that the Stock is deemed to constitute "restricted securities" under Rule 701 and Rule 144 promulgated under the Act. In this connection, Purchaser warrants and represents to the Corporation that Purchaser is purchasing the Stock for Purchaser's own account and Purchaser has no present intention of distributing or selling said stock except as permitted under the Act and
Section 260.141.11 of Title 10 of the California Corporations Code, attached hereto as Exhibit C. Purchaser further acknowledges that the exemption from registration under Rule 144 will not be available for at least three years from the date of sale of the Stock unless at least two years from the date of sale (i) a public trading market then exists for the Common Stock of the Corporation, (ii) adequate information concerning the Corporation is then available to the public, and (iii) other terms and conditions of Rule 144 are complied with; and that any sale of the Stock may be made only in limited amounts in accordance with such terms and conditions and that exemption from registration under Rule 701 will not be available until ninety days after the Corporation becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and that after such date the Stock may be resold by persons other than affiliates in reliance on Rule 144 without compliance with paragraphs (c),(d),(e) and (h) thereof, and by affiliates without compliance with paragraph (d) thereof.

7. All certificates representing any shares of Stock subject to the provisions of this Agreement shall have endorsed thereon the following legends:

       (a) The shares represented by this certificate are subject to an option set forth in an agreement between the Corporation and the registered holder, or the predecessor in interest, a copy of which is on file at the principal office of this corporation. Any transfer or attempted transfer of any shares subject to such option is void without the prior express written consent of the issuer of these shares.

       (b) The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act"). They may not be sold or offered for sale or otherwise distributed unless the securities are registered under the Act or an exemption therefrom is available.

       (c) Any legend required to be placed thereon by the Corporation's Bylaws.

       (d) Any legend required to be placed thereon by appropriate Blue Sky officials.

8. As security for his faithful performance of the terms of this Agreement and to insure that the Stock will be available for delivery upon exercise of the Purchase Option as herein provided, Purchaser agrees to deliver to and deposit with the Secretary of the Corporation ("Escrow Agent"), as escrow agent in this transaction, two Stock Assignments duly endorsed (with date and number of shares blank) substantially in the form of Exhibit A attached hereto, together with the certificate or certificates evidencing the Stock; said documents are to be held by the Escrow Agent and delivered by the Escrow Agent pursuant to the Joint Escrow Instructions of the Corporation and Purchaser substantially in the form of Exhibit B attached hereto and incorporated by this reference, which instructions shall also be delivered to the Escrow Agent at the closing hereunder.

9. Purchaser shall not sell or transfer any shares of the Stock then subject to the Purchase Option. Without in any way limiting the foregoing, Purchaser further agrees that he shall in no event make any disposition of all or any portion of the Stock which he is purchasing unless and until:

       (i) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

       (ii) (1) He shall have notified the Corporation of the proposed disposition and shall have furnished the Corporation with a detailed statement of the circumstances surrounding the proposed disposition, (2) he shall have furnished the Corporation with an opinion of his own counsel to the effect that such disposition will not require registration of such shares under the Act, and (3) such opinion of his counsel shall have been concurred in by counsel for the Corporation, such concurrence not to be unreasonably withheld, and the Corporation shall have advised him of such concurrence.

10. The Corporation shall not be required (i) to transfer on its books any shares of Stock of the Corporation which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been transferred in violation of this Agreement.

11. Subject to the provisions of paragraph 8 above, Purchaser shall, during the term of this Agreement, exercise all rights and privileges of a shareholder of the Corporation with respect to the Stock deposited in said escrow.

12. Purchaser hereby agrees that for a period of not less than 90 days and up to a maximum of 180 days following the effective date of the first registration statement of the Corporation covering Common Stock (or other securities) to be sold on its behalf in an underwritten public offering, he shall not, to the extent requested by the Corporation and any underwriter, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock of the Corporation held by him at any time during such period except Common Stock included in such registration; provided, however, that all officers and directors of the Corporation who hold securities of the Corporation or options to acquire securities of the Corporation enter into similar agreements.

     In order to enforce the foregoing covenant, the Corporation may impose stop-transfer instructions with respect to the Common Stock held by Purchaser (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

13.         Purchaser acknowledges receipt of a copy of Section
260.141.11 of Title 10 of the California Administrative Code, attached hereto as Exhibit C.

14. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or delivery by express courier, or four days after deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at its address hereinafter shown below its signature or at such other address as such party may designate by ten days' advance written notice to the other party hereto.

16. This Agreement shall be governed by the laws of the State of California and interpreted and determined in accordance with the laws of the State of California.

17. This Agreement shall inure to the benefit of the successors and assigns of the Corporation and, subject to the restrictions on transfer herein set forth, shall be binding upon Purchaser, his heirs, executors, administrators, successors and assigns.

18. This Agreement, together with the Exhibits hereto, constitutes the entire, final and exclusive statement of the agreement of the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER                        ILLUSTRA INFORMATION TECHNOLOGIES, INC.



_________________________        By___________________________________

Address:                         Address:

_________________________        1111 Broadway
_________________________        Suite 2000
_________________________        Oakland, CA  94607



ATTACHMENTS:


Exhibit A         Assignment Separate from Certificate
Exhibit B         Joint Escrow Instructions